Exhibit 99.2

PRESS RELEASE

MACERICH ANNOUNCES OVER-ALLOTMENT EXECISE ON COMMON STOCK OFFERING

Santa Monica, Calif. (10/23/09)—The Macerich Company (NYSE: MAC) today announced that the underwriters of its recently announced public offering of 12,000,000 shares of common stock exercised their over-allotment option to purchase an additional 1,800,000 shares of the Company’s common stock, bringing the total shares sold to 13,800,000 at a price of $29.00 per share.  The closing of the offering, including the over-allotment option, is expected to occur on October 27, 2009, subject to the satisfaction of customary closing conditions.

The company intends to use the net proceeds of the offering to repay a portion of the outstanding balance under its $1.5 billion revolving line of credit.

Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. acted as joint book-running managers and underwriters for the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  The offering may be made only by means of the prospectus relating to the offering.

A written prospectus for the offering may be obtained from Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey, 07311, Telephone: (800) 503-4611; or J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York, 11425, or (718) 242-8002.

Macerich is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.

Note: This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Macerich to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to Macerich’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Reports on Form 10-Q, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. Macerich does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

SOURCE: The Macerich Company

Arthur Coppola, Chairman and Chief Executive Officer, or Thomas E. O’Hern, Senior Executive Vice President and Chief Financial Officer, both of The Macerich Company, +1-310-394-6000